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                                                                  Exhibit (d)(7)

                             STOCKHOLDERS AGREEMENT


     THIS AGREEMENT is made as of ____________ __, 2000, by and among KC Holding Corporation, a Delaware corporation (the "Company"), the Persons listed on Schedule A attached hereto (the "Investing Stockholders"), and Mark D. Lerdal (the "Executive Stockholder"). The Investing Stockholders and the Executive Stockholder are collectively referred to as the "Stockholders" and individually as a "Stockholder." Except as otherwise specified herein, capitalized terms used herein are defined in paragraph 11 hereof.

     The Investing Stockholders shall purchase shares of Common Stock of the Company and the Executive Stockholder shall receive shares of Common Stock of the Company in exchange for his existing shares of common stock of KENETECH Corporation, a Delaware corporation, pursuant to a subscription and contribution agreement between the Company and the Stockholders dated as of October 24, 2000 (the "Subscription Agreement"). The Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors (the "Board"), (ii) providing the Executive Stockholder certain veto rights with respect to certain corporate transactions, (iii) assuring continuity in the management and ownership of the Company and (iv) limiting the manner and terms by which the Stockholder Shares may be transferred. The execution and delivery of this Agreement is a condition to the Stockholders' purchase of the Company's Common Stock pursuant to the Subscription Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

    1.   Board of Directors.

    (a) From and after the Closing (as defined in the Subscription Agreement) and until the provisions of this paragraph 1 cease to be effective, each holder of Stockholder Shares shall vote all of his Stockholder Shares which are voting shares and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within his control (whether in his capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

          (i) the authorized number of directors on the Board shall be established at three directors;

          (ii) the following individuals shall be elected to the Board:

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               (A) one representative designated by the Executive Stockholder
     (the "Management Director"), which shall be Mr. Mark Lerdal;

               (B) two representatives elected by the Investing Stockholders, determined by the holders of a majority of the Stockholder Shares held by the Investing Stockholders (the "Investor Directors"), provided that until the first annual meeting of the Company's stockholders, Jeffrey Ubben and Peter Kamin shall serve as the Investor Directors.

          (iii) the composition of the board of directors of each of the Company's Subsidiaries (a "Sub Board") shall be the same as that of the Board;

          (iv) there shall be no executive committee of the Board or any other committee of the Board with general authority to act as the Board;

          (v) the removal without cause from the Board or a Sub Board of any director designated hereunder by either the Investing Stockholders or the Executive Stockholder shall be only at the written request of the Stockholder who designated such director (determined on the basis of a vote of the holders of a majority of the Stockholder Shares held by such Persons); and

          (vi) in the event that any director designated hereunder by the Investing Stockholders or the Executive Stockholder ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a director selected by the Stockholder who designated such representative, as provided in this paragraph 1(a).

     (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any Sub Board and any committee thereof. So long as any director appointed pursuant to
Section 1(a) serves on the Board and for three years thereafter, the Company shall maintain directors and officers indemnity insurance coverage reasonably satisfactory to both the Investing Stockholder and the Executive Stockholder, and the Company's certificate of incorporation and bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

     (c) The rights of the Executive Stockholder under subparagraph 1(a)(ii)(A) shall terminate at such time as the Executive Stockholder and its Permitted Transferees (as defined in subparagraph 6(d) hereof) hold in the aggregate less than 50% of the Stockholder Shares held by the Executive Stockholder on the date hereof.

     (d) The rights of the Investing Stockholders under subparagraph 1(a)(ii)(B) shall terminate at such time as the Investing Stockholders and their Permitted Transferees (as defined in subparagraph 6(d) hereof) hold in the aggregate less than 50% of the aggregate number of Stockholder Shares held by the Investing Stockholders on the date hereof.

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     (e) If any Stockholder or group of Stockholders fails to designate a director pursuant to the terms of this paragraph 1 within a reasonable time or any Stockholder or group of Stockholders ceases to have such right hereunder, the election of an individual to such directorship shall be accom plished in accordance with the Company's bylaws and applicable law.

     2. Extraordinary Transactions. So long as the Executive Stockholder is entitled to designate a representative to the Board in accordance with paragraph 1, the unanimous consent of the Board shall be required in order for the Company to take any of the following actions (each an "Extraordinary Transaction"):

     (a) acquire any interest in any company or business (whether by purchase of assets, purchase of stock, merger or otherwise), enter into any joint venture or initiate the funding of any start-up enterprise, or permit any Subsidiary to acquire any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), enter into any joint venture or initiate the funding of any start-up enterprise, in each case involving aggregate consideration in excess of $250,000;

     (b) sell, lease, transfer, assign, convey or otherwise transfer any assets of the Company or a Subsidiary (including the capital stock of the Company or any Subsidiary) in a transaction or series of related transactions for which the Company or any Subsidiary receives aggregate consideration in excess of $250,000;

     (c) liquidate or dissolve the Company or any Subsidiary;

     (d) enter into an agreement to merge or consolidate into or with any other Person;

     (e) make any investment in any company or business greater than $250,000 (whether in a single transaction or a series of related transactions);

     (f) declare or pay any dividend or make any distribution on or in respect of shares of the Company's capital stock to holders of such capital stock (other than dividends or distributions payable in kind);

     (g) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any indebtedness exceeding an aggregate principal amount of $100,000 outstanding at any time on a consolidated basis; or

     (h) amend, alter or modify the Confidentiality Agreement entered into between the controlling stockholder of the Company and KENETECH Corporation on June 29, 2000.

     (i) issue any new capital stock or other equity securities in the Company, (including, without limitation warrants, options and other rights to capital stock or equity securities) or file a registration statement preparatory to listing the Company's securities on a public market; or

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     (j) except as otherwise contemplated by this Agreement, directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) owned by the Executive Stockholder or the Investing Stockholders or their Permitted Transferees.

     3.   Buy/Sell Rights.

     (a) At any time during the 10-day period (the "Election Period") immediately following the vote by the Board on a proposed Extraordinary Transaction that was not approved by the Board by the requisite vote required by paragraph 2 of this Agreement, either Stockholder (the "Offering Stockholder") (but not both at the same time) shall have the right (but not the obligation) to effect the provisions of this Section 3 as hereinafter provided, by delivering written notice (the "Offer Notice") to the other Stockholder(s) (the "Receiving Stockholder") (i) invoking the provisions of this Section 3, and (ii) designating an amount (the "Gross Value Amount") that shall be Offering Stockholders' determination of the gross value of the Company. The Investing Stockholders shall have the exclusive right (but not the obligation) to effect the provisions of this Section 3 during the first 5-day period of the Election Period and the Executive Stockholder shall have the exclusive right (but not the obligation) to effect the provisions of this Section 3 during the second 5-day period of the Election Period. For the purposes hereof, the "Applicable Purchase Price" payable to any Stockholder that sells its Stockholder Shares pursuant to this Section 3 shall be the amount that such Selling Stockholder would receive if, as of the date of the Offer Notice, the Gross Value Amount, after payment of all debts and liabilities of the Company, was distributed among the Stockholders in accordance with their equity ownership of the Company.

     (b) Upon receipt of the Offer Notice given pursuant to Section 3 hereof, the Receiving Stockholder shall then be obligated either to:

          (i) purchase all of the Stockholder Shares of the Offering Stockholders and its Permitted Transferees at a price equal to the Applicable Purchase Price; or

          (ii sell to and use its best efforts to cause its Permitted Transferees to sell to the Offering Stockholders all of its Stockholder Shares for cash at a price equal to the Applicable Purchase Price.

The Receiving Stockholder shall give written notice of his election to the Offering Stockholders within thirty (30) days after receipt of the Offer Notice. Failure of the Receiving Stockholder to give the Offering Stockholders notice within such time shall be a conclusive election under subsection (b)(ii) above. In the event the Executive Stockholder elects to purchase all of the Stockholder Shares of the Investing Stockholders and its Permitted Transferees under subsection (b) above, the Executive Stockholder shall be entitled to pay up to 50% of the Applicable Purchase Price through the issuance of promissory notes in the form and substance satisfactory to the Investing Stockholders acting reasonably with the principal amount payable in three equal annual installments

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beginning on the first anniversary of issuance, bearing interest (payable semiannually) at a rate per annum equal to 15% and secured by a first priority lien on all or substantially all of the assets of the Company.

     (c) Within ten (10) Business Days after the Receiving Stockholder's election under subsection 3(b), the purchasing Stockholder shall deposit in cash an amount equal to two and one-half percent (2.5%) of the Applicable Purchase Price ("Buy/Sell Deposit") with an escrow agent to be selected upon the mutual agreement of the parties (the "Escrow Agent"). The charges of the Escrow Agent shall be payable by the Company. The Escrow Agent shall hold the Buy/Sell Deposit in an interest bearing account pursuant to a written agreement among the Executive Stockholder, the Investing Stockholders, and the Escrow Agent, which agreement shall be satisfactory to such parties in the exercise of their respective reasonable discretion and shall provide, among other things, that the Escrow Agent shall not commingle the Buy/Sell Deposit with any other funds. If the purchasing Stockholder shall fail to deposit the Buy/Sell Deposit within the period required hereby, the selling Stockholder shall have the right of specific performance or the right, exercisable by delivery of written notice to the purchasing Stockholder within ten (10) days of the expiration of such ten (10) Business Day period, to purchase (pursuant to the terms of this Section 3) all of the Stockholder Shares of the purchasing Stockholder for cash at a price equal to 95% of the Applicable Purchase Price. In the event of a closing pursuant to the terms of this subsection 3(c), the Buy/Sell Deposit, together with any interest earned thereon, shall be credited against the Applicable Purchase Price and paid to the selling Stockholder. In the event of a default by the purchasing Stockholder in its obligation to purchase the Stockholder Shares of the selling Stockholder pursuant to, and in accordance with, the terms of this subsection 3(c), the Parties shall instruct the Escrow Agent to pay the Buy/Sell Deposit, and any interest thereon, to the selling Stockholder promptly and the selling Stockholder shall have the right, exercisable by delivery of written notice to the purchasing Stockholder within ten (10) days of the default, to purchase (pursuant to the terms of this Section 3) all of the Stockholder Shares of the purchasing Stockholder for cash at a price equal to 97.5% of the Applicable Purchase Price. If the selling Stockholder shall default in any of its obligations under this subsection 3(c), the Parties shall instruct the Escrow Agent to pay the Buy/Sell Deposit, and any interest earned thereon, shall be returned to the purchasing Stockholder promptly and the purchasing Stockholder shall have all other remedies available to it at law or in equity (including, without limitation, an action for specific performance at a deemed purchase price equal to 97.5% of the Applicable Purchase Price). Upon deposit by the purchasing Stockholder of the Buy/Sell Deposit with the Escrow Agent as aforesaid, (i) a binding contract shall be deemed to exist between the Executive Stockholder and the Investing Stockholders with respect to the sale and purchase of the Stockholder Shares of the selling Stockholder, and (ii) the closing shall be held at a location in San Francisco, California as designated by the purchasing Stockholder by written notice to the selling Stockholder (or, at either Stockholder's election, pursuant to an escrow arrangement acceptable to each Stockholder in the exercise of their reasonable judgment) on a Business Day selected by the purchasing Stockholder not less than thirty (30) days and not more than ninety (90) days from the Investing Stockholder's receipt of the Executive Stockholder's election pursuant to Section 3(b). Except as otherwise provided herein, the purchasing Stockholder shall pay the Applicable Purchase Price (less the Buy/Sell Deposit and any interest earned thereon) by wire transfer of immediately

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available federal funds to an account designated in writing by the selling
Stockholder. At the closing (A) the selling Stockholder shall deliver to the purchasing Stockholder or its designee an assignment of all of the selling Stockholder's shares, which such assignment shall be free and clear of all legal and equitable claims (other than the legal and equitable claims, if any, of the purchasing Stockholder pursuant to this Agreement) and all liens and encumbrances (other than liens and encumbrances under this Agreement that shall remain in full force and effect following the closing) and (B) the purchasing Stockholder shall deliver to the selling Stockholder an assumption of the selling Stockholder's obligations under this Agreement arising from and after the date of such assignment. At the closing, the selling Stockholder and the purchasing Stockholder shall execute an agreement acceptable to the selling Stockholder and the purchasing Stockholder in the exercise of their reasonable judgment whereby (X) each Stockholder shall represent and warrant to the other that each has the necessary power and authority to consummate the subject transactions and requires no consents which have not been obtained and (Y) the selling Stockholder shall represent to the purchasing Stockholder that the selling Stockholder is the owner of its Stockholder Shares free and clear of all liens and encumbrances (other than liens and encumbrances under this Agreement that shall remain in full force and effect following the closing) and that the Transfer is being made free and clear of all legal and equitable claims (other than the legal and equitable claims of the purchasing Stockholder pursuant to this Agreement). Each party shall pay their own costs and expenses in connection with the conveyance of the Stockholders Shares of the selling Stockholder to the purchasing Stockholder. Any transfer, deed, documentary stamp or other tax due in connection with a Transfer of the Stockholder Shares of the selling Stockholder pursuant to this Section 3(c) shall be paid by the selling Stockholder.

     (d) Notwithstanding anything to the contrary set forth herein, in the event that prior in time to the delivery of a Notice under Section 6(b), any Offer Notice shall be delivered or the purchasing Stockholder shall have instituted an action for specific performance pursuant to Section 3(c), the delivery of such Offer Notice or the institution of such action for specific performance shall supersede the delivery of any Transfer Notice and the rights under this Section 3 shall supersede the rights under Section 6(b) of this Agreement.

     (e) The purchasing Stockholder may, at its option, cause the selling Stockholder's Shares to be acquired by one or more of the purchasing Stockholder's Affiliates; provided, however, that any assignment of the purchasing Stockholder's rights hereunder for purposes of accomplishing such purchase by any such Affiliate shall not relieve the purchasing Stockholder of any obligation or liability with respect thereto.

     (f) Each Stockholder agrees that it shall be reasonable and cooperate with the other Stockholder, including, without limitation, executing any documents which may be reasonably required, in order to consummate the transactions contemplated by this Section 3.

     (g) If within six months following the consummation of any sale under this
Section 3 a Sale of the Company (other than a Sale of the Company that was subject to the Board vote that resulted in Section 3 being invoked occurs) and the valuation of the entire Company for such

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transaction (based upon the purchase price or liquidation proceeds per share of
Common Stock, including the fair market value of all dividends and distributions declared or paid by the Company to the holders of its Common Stock after the closing of the sale to and including the date of such transaction) exceeds the Gross Value Amount, the selling Stockholder shall be entitled to receive from the purchasing Stockholder the excess of (x) the amount which the selling Stockholder would have received in such Sale of the Company over (y) the amount which the selling Stockholder received from the sale of the Stockholder Shares under this Section 3. This amount shall be paid by certified or cashier's check or wire transfer of funds to the selling Stockholder upon consummation of any such transaction.

     4.   Reserved.

     5. Representations, Warranties and Covenants. Except as stated in a disclosure letter dated this same date, each Stockholder represents and warrants that (i) such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on Schedule A or Schedule B attached hereto,
(ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (iii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement or prohibits performance by such holder of this Agreement.

     6.   Restrictions on Transfer of Stockholder Shares.

     (a) Transfer of Stockholder Shares. No holder of Stockholder Shares shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in such holder's Stockholder Shares (a "Transfer"), except pursuant to the provisions of this paragraph 6, pursuant to the provisions of paragraph 3, or pursuant to a Public Sale; provided that in no event shall any Transfer of Stockholder Shares pursuant to this paragraph 6 be made for any consideration other than cash payable upon consummation of such Transfer or in installments over time and no Stockholder Shares may be pledged (except for a pledge of Stockholder Shares (i) by a transferee to secure indebtedness to the transferor thereof hereunder or (ii) to the Company or it Subsidiaries to secure payment of any notes made by any Stockholder to the Company or its Subsidiaries; provided that, in each case, any such pledge is made expressly subject to the terms, restrictions and conditions contained in this Agreement). No Stockholder shall consummate any Transfer (other than a Public Sale) until 30 days after the later of the delivery to the Company and the other Stockholders of such Stockholder's Transfer Notice (as hereinafter defined), unless the parties to the Transfer have been finally determined pursuant to this paragraph 6 prior to the expiration of such 30-day period (the "Election Period").

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     (b) First Offer Right.  At least 30 days prior to making any Transfer of any Stockholder Shares (other than a Public Sale), the holder of Stockholder Shares making such transfer (the "Transferring Stockholder") shall deliver a written notice (a "Transfer Notice") to the Company and the other Stockholders (the "Other Stockholders"), which shall specify in reasonable detail the proposed number of Stockholder Shares to be transferred, the proposed terms and conditions of the Transfer and the identity of the transferee(s) (if known). First, the Company may elect to purchase all (but not less than all) of the Stockholder Shares specified in the Transfer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Stockholder and the Other Stockholders as soon as practical but in any event within ten days after the delivery of the Transfer Notice. If the Company has not elected to purchase all of the Stockholder Shares specified in the Transfer Notice within such ten-day period, each Other Stockholder (together with the Company if the Other Stockholders electing to purchase Stockholder Shares consent to the Company's participation in such purchase) may elect to purchase all (but not less than all) of such holder's Pro Rata Share (as defined below) of the Stockholder Shares specified in the Transfer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Stockholder as soon as practical but in any event within 20 days after delivery of the Transfer Notice. Any Stockholder Shares not elected to be purchased by the end of such 20-day period shall be reoffered for the ten-day period prior to the expiration of the Election Period by the Transferring Stockholder on a pro rata basis to the Other Stockholders who have elected to purchase their Pro Rata Share and, if there are any such Stockholder Shares remaining after such allocation, the Company shall have the right to purchase such remaining Stockholder Shares; provided that neither the Company nor any Other Stockholder shall have the right to purchase any Stockholder Shares subject to a Transfer Notice hereunder unless all of the Stockholder Shares subject to such Transfer Notice are purchased pursuant to the provisions hereof. If the Company or any Other Stockholders have elected to purchase Stockholder Shares from the Transferring Stockholder, the transfer of such shares shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Stockholder, but in any event within 20 days after the expiration of the Election Period. If prior to the expiration of the Election Period the Company and the Other Stockholders have not elected to purchase all of the Stockholder Shares being offered, the Transferring Stockholder may, within 90 days after the expiration of the Election Period and subject to the provisions of subparagraph (c) below, transfer such Stockholder Shares to one or more third parties at a price no less than the price per share specified in the Transfer Notice and on other terms no more favorable to the transferees thereof than offered to the Company and the Other Stockholders in the Transfer Notice. Any Stockholder Shares not transferred within such 90-day period shall be reoffered to the Company and the Other Stockholders under this paragraph 6(b) prior to any subsequent Transfer. Each Stockholder's "Pro Rata Share" shall be based upon such Stockholder's proportionate ownership of all Stockholder Shares owned by Stockholders other than the Transferring Stockholder.

     (c) Participation Rights. The Other Stockholders may elect to participate in a contemplated Transfer at the same price per share and on the same terms by delivering written notice to the Transferring Stockholder within 30 days after delivery of the Transfer Notice. If any Other Stockholders have elected to participate in such Transfer, the Transferring Stockholder and such

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Other Stockholders shall be entitled to sell in the Transfer, at the same price and on the same terms contemplated in the Transfer, a number of Stockholder Shares equal to the product of (i) the quotient determined by dividing the percentage of Stockholder Shares owned by such Person by the aggregate percentage of Stockholder Shares owned by the Transferring Stockholder and the Other Stockholders participating in such sale and (ii) the number of Stockholder Shares to be sold in the contemplated Transfer.

     For example, if the Sale Notice contemplated a sale of 100 Stockholder Shares by the Transferring Stockholder, and if the Transferring Stockholder at such time owns 30% of all Stockholder Shares and if one Other Stockholder elects to participate and owns 20% of all Stockholder Shares, the Transferring Stockholder would be entitled to sell 60 shares (30% / 50% x 100 shares) and the Other Stockholder would be entitled to sell 40 shares (20% / 50% x 100 shares).

Each Transferring Stockholder shall use best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Stockholders in any contemplated Transfer, and no Transferring Stockholder shall transfer any of its Stockholder Shares to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Other Stockholders. Each Stockholder transferring Stockholder Shares pursuant to this paragraph 6(c) shall pay such holder's pro rata share (based on the number of Stockholder Shares to be sold) of the expenses incurred by the Stockholders in connection with such transfer and shall be obligated to join on a pro rata basis (based on the number of Stockholder Shares to be sold) in any indemnification or other obligations that the Transferring Stockholder agrees to provide in connection with such transfer (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder's title to and ownership of Stockholder Shares; provided that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Transfer).

     (d) Permitted Transfers. The restrictions set forth in this paragraph 6 shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder (i) in the case of an individual, pursuant to applicable laws of descent and distribution or by will or among such individual's Family Group (as hereinafter defined) or (ii) in the case of an entity, among its Affiliates (collectively referred to herein as "Permitted Transferees"); provided that the restrictions contained in this paragraph 6 shall continue to be applicable to the Stockholder Shares after any such Transfer and provided further that the Permitted Transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so transferred. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party's interest in any such Permitted Transferee. "Family Group" means an individual's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the individual and/or the individual's spouse and/or descendants.

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     (e) Termination of Restrictions.  The restrictions set forth in this paragraph 6 shall continue with respect to each Stockholder Share until the earlier of (i) the date on which such Stockholder Share has been transferred in a Public Sale or (ii) the consummation of a Sale of the Company.

     7. Holdback Agreement. No Stockholder shall effect any public sale or distribution of any Stockholder Shares or of any other capital stock or equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such stock or securities, during the seven days prior to and the 180-day period beginning on the effective date of the Company's initial underwritten registered public offering of Common Stock (except for sales of securities as part of such underwritten registered offering and as permitted under Rule 144(k)), unless the underwriters managing the registration otherwise agree. The restrictions on the transfer of Stockholder Shares set forth in this paragraph 7 shall continue with respect to each Stockholder Share until the earlier of (i) the date on which such Stockholder Share has been transferred in a Public Sale or (ii) the consummation of a Sale of the Company.

     8. Legend. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF ___________ ___, 2000, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH STOCKHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER."

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof, and the Stockholders shall cooperate with the Company in connection therewith. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares in accordance with the definition thereof in paragraph 8 hereof.

     9. Transfer. Prior to transferring any Stockholder Shares (other than in a Public Sale) to any Person, the transferring holders of Stockholder Shares shall cause the prospective transferee

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to be bound by this Agreement and to execute and deliver to the Company and the other holders of Stockholder Shares a counterpart of this Agreement.

      10. Company Issuances.

     (a) In connection with any issuance or sale of securities, the Company shall first offer to sell to each holder of Stockholder Shares a portion of such stock or securities equal to the quotient determined by dividing (1) the number of Stockholder Shares held by such holder by (2) the total number of Stockholder Shares then existing. Each holder of Stockholder Shares shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered; provided that if all Persons entitled to purchase or receive such stock or securities are required to also purchase other securities of the Company, the holders of Stockholder Shares exercising their rights pursuant to this paragraph shall also be required to pur chase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase. The purchase price for all stock and securities offered to the holders of the Stockholder Shares shall be payable in cash or, to the extent otherwise required hereunder, notes issued by such holders.

     (b) In order to exercise its purchase rights hereunder, a holder of Stockholder Shares must within ten days after receipt of written notice from the Company describing in reasonable detail the securities being offered, the purchase price thereof, the payment terms and such holder's percentage allotment deliver a written notice to the Company describing its election hereunder. If all of the securities offered to the holders of Stockholder Shares is not fully subscribed by such holders, the remaining securities shall be reoffered by the Company to the holders purchasing their full allotment upon the terms set forth in this paragraph, except that such holders must exercise their purchase rights within five days after receipt of such reoffer.

     (c) Upon the expiration of the offering periods described above, the Company shall be entitled to sell such securities which the holders of Stockholder Shares have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any securities offered or sold by the Company after such 90-day period must be reoffered to the holders of Stockholder Shares pursuant to the terms of this paragraph.

     (d) The rights of the holders of Stockholder Shares under this paragraph 10 shall terminate upon the consummation of a Sale of the Company.

     11.  Definitions.

     "Affiliate" means any other Person, directly or indirectly controlling, controlled by or under common control with such Person and any partner of a Person which is a partnership.

     "Business Day" any day other than Saturday and Sunday or any such other day on which banks and savings and loan associations in San Francisco, California are generally not open for business.

     "Common Stock" means the Company's Common Stock, par value $.01 per share.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Preferred Stock" means any preferred stock issued or which may be issued by the Company.

     "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

     "Sale of the Company" means the sale of all or substantially all of the assets or a controlling interest in the outstanding capital stock of the Company, including any such sale accomplished by merger, consolidation or recapitalization, and including any letter of intent or agreement regarding such sale.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Stockholder Shares" means any Common Stock or Preferred Stock purchased or otherwise acquired by any Stockholder and any Common Stock or Preferred Stock issued or issuable with respect to such securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force).

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

     12. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

     13. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company and the Executive Stockholder and the holders of at least 50% of the then outstanding Stockholder Shares held by the Investing Stockholders; provided that if such modification, amendment or waiver would adversely affect a holder or group of holders of Stockholder Shares in a manner different than any other holder or group of holders of Stockholder Shares, then such modification, amendment or waiver will require the consent of such holder of Stockholder Shares or a majority of the Stockholder Shares held by such group of holders adversely affected. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     14. Attorneys' Fees. In the event that any action or proceeding, including without limitation arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration shall receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

     15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     16. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     17. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares; provided that any Stockholder may assign any of its rights to purchase securities from the Company under paragraph 7 hereof to such Stockholder's Permitted Transferees.

     18. Counterparts. This Agreement may be executed in multiple counterparts (any one of which may be by facsimile), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     19. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

     20. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service (charges prepaid) or sent by facsimile transmission (confirmed by the facsimile operator) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, one day after deposit with a reputable overnight courier service and when sent by facsimile transmission (confirmed by the facsimile operator). The Company's address is:

          KC Holding Corporation
          c/o ValueAct Capital Partners, L.P.
          One Maritime Plaza, Suite 14000
          San Francisco, California  94111
          Fax:  (415) 362-5727

     21. GOVERNING LAW. THE CORPORATE LAW OF THE COMPANY'S SHALL GOVERN ALL ISSUES AND QUESTIONS CONCERNING THE RELATIVE RIGHTS AND

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

OBLIGATIONS OF THE COMPANY AND ITS STOCKHOLDERS. ALL OTHER ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

     22. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

     23. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     24. Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

     25. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                             *      *      *      *

      IN WITNESS WHEREOF, the parties hereto have executed this Stockholders
               Agreement on the day and year first above written.

                                    KC HOLDING CORPORATION



                                    Name:
                                    Title:


                                    INVESTING STOCKHOLDERS:



                                    Name:
                                    Title:


                                    EXECUTIVE STOCKHOLDER:



                                    Name:  Mark D. Lerdal

                                       16